Exhibit 99.1

OFFICER APPOINTMENTS

Beth P. Wilson joined The Palmetto Bank as Senior Vice President, Greenville Regional Retail Executive. She brings to the bank 25 years of retail banking experience.

Tracy S. Porterfield joined The Palmetto Bank as Vice President, Trust Officer, Greenville County. She brings to the bank 15 years of trust and wealth management experience.

Kimberly L. Mode joined The Palmetto Bank as Vice President, Commercial Relationship Manager, Spartanburg County. She brings to the bank 29 years of commercial banking experience.

OFFICER PROMOTIONS

Lenora C. Blanton was promoted to Branch Manager, Easley. She has been employed with The Palmetto Bank since 2006.

Willis B. Fortson has been promoted to Vice President, Training Officer. He has been employed with The Palmetto Bank since 1998.

Diane B. King has been promoted to Vice President, Trust Operations Officer. She has been employed with The Palmetto Bank since 1996.

James T. (Jimmy) Rambo, Jr. has been promoted to Vice President, Special Assets. He has been employed with The Palmetto Bank since 2002.

Dawn B. Wesson has been promoted to Vice President, Trust Officer. She has been employed with Palmetto Trust & Investment Group at The Palmetto Bank since 2000.

Andrew T. (Drew) Boland has been promoted to Assistant Vice President, Credit Analyst. He has been employed with The Palmetto Bank since 2005.

Martha B. Cobb has been promoted to Assistant Vice President, Branch Manager and Loan Officer, Montague. She has been employed with The Palmetto Bank since 1986.

Laura M. Radino has been promoted to Assistant Vice President, Assistant Branch Manager and Loan Officer, Boiling Springs. She has been employed with The Palmetto Bank since 2006.

Sheila B. Bryson has been promoted to Loan Processing Manager. She has been employed with The Palmetto Bank since 2007.

William J. Marcus, Jr. has been promoted to Assistant Branch Manager and Loan Officer, Woodruff Road. He has been employed with The Palmetto Bank since 2006.

Claire B. Pratt has been promoted to Compliance Officer. She has been employed with The Palmetto Bank since 2009.

Kenneth B. Stoddard has been promoted to Assistant Vice President, Appraisal Manager. He has been employed with The Palmetto Bank since 2005.

Wendy G. Workman has been promoted to Senior Auditor. She has been employed with The Palmetto Bank since 2006.

THE PALMETTO BANK FOCUSED ON SMALL BUSINESS MARKET

The Palmetto Bank demonstrated its focus on providing expert banking advice and services to the small business market in the Upstate by appointing a team of Small Business Bankers who are dedicated to meeting the financial and lending needs of small business owners, entrepreneurs and professionals. This team of trusted advisors is focused specifically on providing insightful advice to clients with credit needs up to $500,000. The focus on the small business segment is part of the Bank’s overall strategic effort to further delineate the Bank’s organizational structure to provide tailored and more sophisticated products, services and expertise to meet the needs of the communities in which the Bank operates.

The Small Business Banking Group is currently comprised of the following seasoned bankers:

James C. (Jim) Peters, Jr., Small Business Banking Manager and Small Business Banker for Greenville County

Debbie H. Dennis, Small Business Banker for Laurens, Greenwood and Abbeville counties

Terrance (Jack) Trnavsky, Jr., Small Business Banker for Cherokee, York and Spartanburg counties

THE PALMETTO BANK HOLDS THIRD ANNUAL PROM DRESS COLLECTION

In partnership with The Middle Tyger Community Center & Upstate Family Resource Center, The Palmetto Bank collected new or gently used prom dresses and accessories for young women who otherwise couldn’t afford them. The Middle Tyger Community Center and Upstate Family Resource Center distributed the dresses for free to girls from District 5, Boiling Springs, Chapman, and Chesnee High Schools.

We invite you to follow us on Facebook for weekly updates of our community involvement.

To Our Shareholders:

We continued making progress on our path to profitability this quarter. For the three months ended March 31, 2011, we reported a net loss of $6.1 million, compared to a net loss of $32.6 million for the fourth quarter 2010. Excluding certain noncash charges related to deferred taxes and a nonrecurring gain on the sale of our credit card portfolio in the previous quarter, the first quarter 2011 pre-tax loss was $6.0 million compared to a fourth quarter 2010 pre-tax loss of $19.7 million. Similar to the previous quarter, the first quarter pre-tax loss was driven primarily by the continued elevated level of credit losses on problem assets stemming from depressed real estate values. Our losses over the past two years are a direct result of the impact of the economic downturn on our borrowers. We have been working very hard addressing the credit quality of our loan portfolio and will continue to do so. Our efforts are benefiting from what we see as early signs of possible stabilization in commercial real estate values.

Even though credit-related losses remained elevated, the losses declined significantly from the prior quarter, declining $13.2 million from the fourth quarter 2010 to $7.5 million this quarter. In addition, we also realized a substantial decline in the amount of our loans migrating into nonaccrual status as well as the fourth consecutive quarter of declining nonperforming asset levels. We are hopeful these improving trends in our problem assets will continue as we reposition the Company for the future.

In September 2010 we began marketing for sale a pool of commercial real estate assets in an effort to reduce our problem assets and concentration in commercial real estate. These marketing efforts are a part of our strategic plan to address credit quality issues and accelerate our return to profitability. Since beginning these marketing efforts, we completed the sale of $14.7 million of such assets and expect to conduct further marketing efforts over the remainder of the year.

In addition to lower credit losses, we also realized improvement in our net interest margin, which improved to 3.28% during the first quarter 2011 from 2.78% in the fourth quarter 2010. Improvement in the net interest margin is a direct result of our strategic actions to reposition the balance sheet and improve our profitability. These actions included repayment of higher cost wholesale borrowings, deliberate run-off of higher priced time deposits and redeployment of excess liquidity into more profitable investment securities. New loan programs were also implemented during the first quarter and, while new loan volumes have not returned to historical levels, these efforts resulted in the highest quarterly loan origination volume since 2008.

Reduced credit losses and an improved net interest margin are signs of the sustained effort the Company has expended over the last two years as we continue working to recover from the severe economic downturn. We are seeing encouraging signs of an improving economy, and employees throughout the Company continue to work very hard on the execution of our strategic plan to improve the Company’s performance. While the repercussions of the recession continue to be felt, we are keenly focused on the path to profitability and believe our actions will accelerate our recovery and return to profitability.

Our annual meeting of shareholders is scheduled for May 19, 2011. We look forward to meeting with you and providing an update on our plans for the future. We have made significant progress on our road to recovery, and we are encouraged by the ongoing signs of an improving economy.

Please do not hesitate to contact either one of us with questions or concerns about your Company.

Sincerely,

Leon Patterson	Sam Erwin
Chairman of the Board of Directors	Chief Executive Officer

Consolidated Balance Sheets

(in thousands)

	March 31, 2011	December 31, 2010	March 31, 2010
	(unaudited)		(unaudited)
Assets
Cash and cash equivalents
Cash and due from banks	$188,545	$223,017	$156,960

Total cash and cash equivalents	188,545	223,017	156,960

Federal Home Loan Bank (“FHLB”) stock, at cost	6,785	6,785	7,010
Investment securities available for sale, at fair value	274,103	218,775	115,893
Mortgage loans held for sale	279	4,793	1,121
Commercial loans held for sale	60,346	66,157	—

Loans, gross	764,227	793,426	1,010,247
Less: allowance for loan losses	(26,954)	(26,934)	(28,426)

Loans, net	737,273	766,492	981,821

Premises and equipment, net	28,072	28,109	30,225
Goodwill	—	—	3,691
Accrued interest receivable	5,017	4,702	4,221
Foreclosed real estate	16,244	19,983	28,867
Income tax refund receivable	7,436	7,436	738
Deferred tax asset, net	—	—	7,988
Other	9,111	8,998	9,029

Total assets	$1,333,211	$1,355,247	$1,347,564

Liabilities and shareholders’ equity
Liabilities
Deposits
Noninterest-bearing	$156,323	$141,281	$139,454
Interest-bearing	1,021,367	1,032,081	989,159

Total deposits	1,177,690	1,173,362	1,128,613

Retail repurchase agreements	23,641	20,720	21,417
Commercial paper (Master notes)	—	—	18,948
FHLB borrowings	5,000	35,000	96,000
Convertible debt	—	—	380
Accrued interest payable	955	1,187	1,528
Other	10,080	11,079	9,700

Total liabilities	1,217,366	1,241,348	1,276,586

Shareholders’ equity
Preferred stock	—	—	—
Common stock	505	474	32,295
Capital surplus	141,194	133,112	2,677
Retained earnings (deficit)	(19,188)	(13,108)	41,802
Accumulated other comprehensive loss, net of tax	(6,666)	(6,579)	(5,796)

Total shareholders’ equity	115,845	113,899	70,978

Total liabilities and shareholders’ equity	$1,333,211	$1,355,247	$1,347,564

Consolidated Statements of Income (Loss)

(in thousands) (unaudited)

	For the three months ended March 31, 2011	For the three months ended December 31, 2010	For the three months ended March 31, 2010

Interest income
Interest earned on cash and cash equivalents	$105	$200	$67
Dividends received on FHLB stock	14	7	4
Interest earned on investment securities available for sale
Taxable	761	585	818
Nontaxable	545	370	385
Interest and fees earned on loans	11,569	12,280	13,605

Total interest income	12,994	13,442	14,879

Interest expense
Interest paid on deposits	2,676	3,272	3,563
Interest paid on retail repurchase agreements	11	14	14
Interest paid on commercial paper	—	—	10
Interest paid on FHLB borrowings	49	395	493
Other	—	1	—

Total interest expense	2,736	3,682	4,080

Net interest income	10,258	9,760	10,799

Provision for loan losses	5,500	10,500	10,750

Net interest income (expense) after provision for loan losses	4,758	(740)	49

Noninterest income
Service charges on deposit accounts, net	1,762	1,779	1,950
Fees for trust and investment management and brokerage services	691	626	651
Mortgage-banking	376	201	429
Automatic teller machine	232	261	231
Merchant services	10	32	794
Bankcard services	76	1,291	156
Investment securities gains, net	—	1	8
Other	425	179	278

Total noninterest income	3,572	4,370	4,497

Noninterest expense
Salaries and other personnel	6,551	6,002	6,137
Occupancy	1,183	1,233	1,171
Furniture and equipment	985	879	967
Professional services	510	771	547
FDIC deposit insurance assessment	958	1,015	715
Marketing	414	279	295
Foreclosed real estate writedowns and expenses	833	2,604	1,012
Loss on commercial loans held for sale	1,151	7,562	—
Other	1,773	1,810	2,036

Total noninterest expense	14,358	22,155	12,880

Net loss before provision (benefit) for income taxes	(6,028)	(18,525)	(8,334)

Provision (benefit) for income taxes	52	14,073	(3,042)

Net loss	$(6,080)	$(32,598)	$(5,292)

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Additional information can be found in our filed reports at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).